Schedule 13G

SEC 1745   Potential persons who are to respond to the collection of information
(02-02) contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  1 )*
                                             -----

                                Lante Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   516540 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                     8/29/02
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_]   Rule 13d-1(b)

   [_]   Rule 13d-1(c)

   [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)

    CUSIP No. 516540 10 1
             --------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Frontenac VII Limited Partnership         36-4142463
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                                  (a) [_]
                                                                    (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
--------------------------------------------------------------------------------
                               SOLE VOTING POWER
           NUMBER OF       5
            SHARES               0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            SHARED VOTING POWER
             EACH          6
          REPORTING
            PERSON             -------------------------------------------------
             WITH              SOLE DISPOSITIVE POWER
                           7
                                 0
                               -------------------------------------------------
                               SHARED DISPOSITIVE POWER
                           8
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)                                                [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
--------------------------------------------------------------------------------

SEC 1745 (3-98)

    CUSIP No. 516540 10 1
             --------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Frontenac Company VII, LLC                36-4140618
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                                  (a) [_]
                                                                    (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
--------------------------------------------------------------------------------
                               SOLE VOTING POWER
           NUMBER OF       5
            SHARES               0/1/
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            SHARED VOTING POWER
             EACH          6
          REPORTING
            PERSON             -------------------------------------------------
             WITH              SOLE DISPOSITIVE POWER
                           7
                                 0/1/
                               -------------------------------------------------
                               SHARED DISPOSITIVE POWER
                           8

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0/1/
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)                                                [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      LLC
--------------------------------------------------------------------------------

SEC 1745 (3-98)

      CUSIP No. 516540 10 1
              --------------

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS.
3         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Paul D. Carbery
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
          SEC USE ONLY
3
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4
          USA
--------------------------------------------------------------------------------
                               SOLE VOTING POWER
           NUMBER OF       5
            SHARES
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            SHARED VOTING POWER
             EACH          6
          REPORTING              0/1/
            PERSON             -------------------------------------------------
             WITH              SOLE DISPOSITIVE POWER
                           7

                               -------------------------------------------------
                               SHARED DISPOSITIVE POWER
                           8
                                 0/1/
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
          0/1/
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        (SEE INSTRUCTIONS)                                                [_]

--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

         0%
--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

         IN
--------------------------------------------------------------------------------

SEC 1745 (3-98)

      CUSIP No. 516540 10 1
              --------------

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS.
4         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          James E. Cowie
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]

--------------------------------------------------------------------------------
          SEC USE ONLY
3


--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4

          USA
--------------------------------------------------------------------------------
                               SOLE VOTING POWER
           NUMBER OF       5
            SHARES
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            SHARED VOTING POWER
             EACH          6
          REPORTING              0/1/
            PERSON             -------------------------------------------------
             WITH              SOLE DISPOSITIVE POWER
                           7

                               -------------------------------------------------
                               SHARED DISPOSITIVE POWER
                           8
                                 0/1/
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
          0/1/
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        (SEE INSTRUCTIONS)                                                [_]

--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          0%
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

          IN
--------------------------------------------------------------------------------

SEC 1745 (3-98)

      CUSIP No. 516540 10 1
              --------------

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS.
1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          James E. Crawford III
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
          SEC USE ONLY
3

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4

          USA
--------------------------------------------------------------------------------
                               SOLE VOTING POWER
           NUMBER OF       5
            SHARES
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            SHARED VOTING POWER
             EACH          6
          REPORTING              0/1/
            PERSON             -------------------------------------------------
             WITH              SOLE DISPOSITIVE POWER
                           7

                               -------------------------------------------------
                               SHARED DISPOSITIVE POWER
                           8
                                 0/1/
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
          0/1/
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        (SEE INSTRUCTIONS)                                                [_]

--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          0%
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
          IN
--------------------------------------------------------------------------------

SEC 1745 (3-98)

      CUSIP No. 516540 10 1
              --------------

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS.
1         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (ENTITIES ONLY)

          Rodney L. Goldstein
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]

--------------------------------------------------------------------------------
          SEC USE ONLY
3

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4

          USA
--------------------------------------------------------------------------------
                               SOLE VOTING POWER
           NUMBER OF       5
            SHARES
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            SHARED VOTING POWER
             EACH          6
          REPORTING              0/1/
            PERSON             -------------------------------------------------
             WITH              SOLE DISPOSITIVE POWER
                           7

                               -------------------------------------------------
                               SHARED DISPOSITIVE POWER
                           8
                                 0/1/
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
          0/1/
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        (SEE INSTRUCTIONS)                                                 [_]

--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          0%
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

          IN
--------------------------------------------------------------------------------

SEC 1745 (3-98)

      CUSIP No. 516540 10 1
              ---------------

--------------------------------------------------------------------------------
           NAMES OF REPORTING PERSONS.
1          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Martin J. Koldyke
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
          SEC USE ONLY
3

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4

          USA
--------------------------------------------------------------------------------
                               SOLE VOTING POWER
           NUMBER OF       5
            SHARES
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            SHARED VOTING POWER
             EACH          6
          REPORTING              0/1/
            PERSON             -------------------------------------------------
             WITH              SOLE DISPOSITIVE POWER
                           7

                               -------------------------------------------------
                               SHARED DISPOSITIVE POWER
                           8
                                 0/1/
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
          0/1/
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        (SEE INSTRUCTIONS)                                                 [_]

--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          0%
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

          IN
--------------------------------------------------------------------------------

SEC 1745 (3-98)

      CUSIP No. 516540 10 1
               -------------

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS.
1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Martin Laird Koldyke
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
          SEC USE ONLY
3

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4

          USA
--------------------------------------------------------------------------------
                               SOLE VOTING POWER
           NUMBER OF       5
            SHARES
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            SHARED VOTING POWER
             EACH          6
          REPORTING              0/1/
            PERSON             -------------------------------------------------
             WITH              SOLE DISPOSITIVE POWER
                           7

                               -------------------------------------------------
                               SHARED DISPOSITIVE POWER
                           8
                                 0/1/
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
          0/1/
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        (SEE INSTRUCTIONS)                                                [_]

--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

          0%
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

          IN
--------------------------------------------------------------------------------

SEC 1745 (3-98)

      CUSIP No. 516540 10 1
              --------------

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS.
1         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (ENTITIES ONLY)

          Laura P. Pearl
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
-------------------------------------------------------------------------------
          SEC USE ONLY
3

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4

          USA
--------------------------------------------------------------------------------
                               SOLE VOTING POWER
        NUMBER OF         5
          SHARES
       BENEFICIALLY            -------------------------------------------------
         OWNED BY              SHARED VOTING POWER
           EACH           6
        REPORTING                0/1/
          PERSON               -------------------------------------------------
           WITH                SOLE DISPOSITIVE POWER
                          7
                               -------------------------------------------------
                               SHARED DISPOSITIVE POWER
                          8
                                 0/1/
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
            0/1/
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        (SEE INSTRUCTIONS)                                               [_]

--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            0%
--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
            IN
--------------------------------------------------------------------------------

SEC 1745 (3-98)

      CUSIP No. 516540 10 1
              ---------------

--------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS.
1         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jeremy H. Silverman
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
-------------------------------------------------------------------------------
          SEC USE ONLY
3

-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
4

          UK
--------------------------------------------------------------------------------
                               SOLE VOTING POWER
           NUMBER OF       5
            SHARES
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            SHARED VOTING POWER
             EACH          6
          REPORTING              0/1/
            PERSON             -------------------------------------------------
             WITH              SOLE DISPOSITIVE POWER
                           7

                               -------------------------------------------------
                               SHARED DISPOSITIVE POWER
                           8
                                 0/1/
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
          0/1/
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        (SEE INSTRUCTIONS)                                                 [_]

--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          0%
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
          IN
--------------------------------------------------------------------------------

Amendment No. 1 to
Schedule 13G of
Frontenac VII Limited Partnership, et. al.

          This Amendment No. 1 is being filed pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated herein, all capitalized terms used herein but not defined herein shall have the meaning set forth in the previous Schedule 13G filed by Frontenac VII Limited Partnership, et. al. in February, 2001. Only those items amended hereby are included herein.

Item 5.   Ownership of 5% or Less/1/

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more then five percent of the class of securities, check the following [X]

         /1/ Frontenac VII Limited Partnership ("Frontenac VII") is the former beneficial and record holder of 5,134,456 Common Shares of the issuer. Frontenac Masters VII Limited Partnership ("Masters") is the former beneficial and record holder of 257,076 Common Shares of the issuer. These shares were sold pursuant to the SBI merger in August 2002. Frontenac Company VII, LLC ("FCVII") as the general partner of Frontenac VII and Masters, had the sole power to direct the vote of and direct the disposition of the shares formerly held by Frontenac VII and Masters. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. Martin J. Koldyke, Mr. M. Laird Koldyke, Ms. Pearl and Mr. Silverman are members of FCVII, with the shared power to direct the voting and disposition of the Common Shares formerly held by Frontenac VII and Masters. Beneficial ownership of the Common Shares formerly held was disclaimed by each member.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2003


Frontenac VII Limited Partnership

By:   Frontenac Company VII, LLC
      its general partner

By:   /s/ Karen C. Fanelli
      ------------------------------------------
      Karen C. Fanelli, under power of attorney
       for Frontenac Company VII, LLC

Frontenac Company VII, LLC

By:   /s/ Karen C. Fanelli
      ------------------------------------------
      Karen C. Fanelli, under power of attorney
       for Frontenac Company VII, LLC

Schedule 13G of
Frontenac VII Limited Partnership, et.al.


______________________________________
Karen C. Fanelli, Under Power of Attorney for:
      Paul D. Carbery
      James E. Cowie
      James E. Crawford, III
      Rodney L. Goldstein
      M. Laird Koldyke
      Martin J. Koldyke
      Laura P. Pearl
      Jeremy H. Silverman

Note

The Power of Attorney forms shown above and on page 13 are incorporated by reference to the Schedule 13G filed on behalf of Frontenac VII Limited Partnership and Allegiance Telecom, Inc. on February 16, 1999.